EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:

Kevin W. Quinlan, President & COO

Boston Biomedica, Inc.

(508) 580-1900 (T)

BOSTON BIOMEDICA ANNOUNCES THE ELECTION BY STOCKHOLDERS
OF R. WAYNE FRITZSCHE AND CALVIN A. SARAVIS AS DIRECTORS

Fritzsche also Elected Chairman

WEST BRIDGEWATER, Mass., October 10, 2003 – Boston Biomedica, Inc. (NASDAQ: BBII) today announced that R. Wayne Fritzsche and Calvin A. Saravis were elected Directors of the Company at its Special Meeting in Lieu of Annual Meeting of Stockholders held on Thursday, October 2, 2003.  Both Mr. Fritzsche and Dr. Saravis will serve until the Company’s Annual Meeting in 2006.  At a Directors’ meeting immediately following the Stockholders Meeting, Mr. Fritzsche was elected Chairman of the Board.

The Company also announced that William A. Wilson, a Director since 2001 and Chairman of the Board since February 2003, resigned from the Board on October 3rd in order to pursue other activities.

Dr. Saravis has served on the Company’s Board of Directors since its inception.  Most recently, Dr. Saravis has played an active advisory role in the development of the Company’s novel and patented Pressure Cycling Technology (PCT).  To better enable Dr. Saravis to support this technology, the Board elected Dr. Saravis as Chairman of the Company’s Scientific Advisory Board during its meeting on October 2nd.

Mr. Fritzsche has been involved in life sciences for thirty years, starting out in laboratory research and progressing to executive positions in strategic planning and corporate development.  Most recently, he has served as President of Fritzsche and Associates, Inc., a technology and strategic consulting firm that specializes in assisting life science companies with technology assessment, corporate transactions, and capital formation.  Mr. Fritzsche has helped start a number of life sciences companies, including the Immune Response Company (with Dr. Jonas Salk) and Cortex Pharmaceuticals.  Mr. Fritzsche has served on the Boards of over a dozen private and public companies, holds a BS in chemistry and an MBA, and is an inventor on several patents in analytical and immunological methods.

Mr. Fritzsche commented: “This has been a very challenging year for BBI, but I am convinced - together with the rest of the Board - that we will successfully meet the challenges that lie ahead.  I look forward to the opportunity to add value to BBI for the benefit of all stakeholders of the Company.”

Kevin W. Quinlan, President and COO of BBI, said: “We are very pleased that both Cal and Wayne will have the opportunity to serve the shareholders of the Company for the next three years, and look forward to their contributions.  We would also like to thank Bill Wilson and Fran Capitanio for their past service as members of the Company’s Board of Directors.”

BBI provides products and services to the diagnostics and life sciences industries to evaluate, monitor, and ensure the quality of infectious disease test results, to improve the preparation of specimens for genomic/proteomic testing, and to safely store and retrieve rare and valuable biological specimens.  The

Company also manufactures reagents used in test kits and provides a broad range of routine and esoteric research services to governments and industry.  BBI has facilities in three states and conducts research in new applications for our patented Pressure Cycling Technology (PCT).  In 2000, the Company launched Panacos Pharmaceuticals and the Company maintains a significant passive investment in this novel antiviral drug development company.

Boston Biomedica, Inc.

October 10, 2003

Statements contained in this news release regarding the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking’’ statements.  These statements include our ability to successfully meet the challenges that lie ahead and the contributions to be made to the Company by Mr. R. Wayne Fritzsche.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ from those projected include the possibility that due to difficulties in the implementation of its strategies, BBI may not be successful in commercializing the PCT Sample Preparation System, or such activities may take longer, or may require more financial, technical, and marketing resources than currently expected.  In addition, demand for the PCT Sample Preparation System may not develop as anticipated. In any of such events, the Company’s operating results will be lower than anticipated, and the Company may not have the resources necessary to develop additional products in PCT, or to improve upon existing products. Pressure Cycling Technology may also not be adaptable to any other commercially viable applications, certain Pressure Cycling Technology applications may not fall within the claims of the Company’s ten issued US patents, and individuals and groups utilizing such PCT procedures may not be required to license such technology from BBI.  The Company’s actual results could also be materially affected by the Company’s inability to retain a qualified individual to serve as Chief Executive Officer.  Future revenue may not meet expectations due to, among other things, changes in customer needs and technological innovations, failure to execute orders on a timely basis, or an impairment to the Company’s receivable from a former officer of the Company.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements, and risk factors, are contained in the Company’s recent filings with the Securities and Exchange Commission of its Annual Report on Form 10-K for the year ended December 31, 2002, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.  Copies of these documents may be obtained by contacting the Company or on the SEC’s website located at www.sec.gov.

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